EXHIBIT 12


             COMPUTATIONS OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS


The following table reflects Silgan Holdings Inc.'s computations of its ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.



                                                                 Years Ended December 31,
                                                                 ------------------------
                                                              1999         1998         1997
                                                              ----         ----         ----
                                                                  (Dollars in thousands)

Income before income taxes ..........................      $ 38,235     $ 72,808     $ 43,866

Add:

   Interest expense and amortization
     of debt expense ................................        86,057       81,456       80,693

   Rental expense representative of
     interest factor ................................         1,132        1,140        1,086
                                                           --------     --------     --------

   Net income as adjusted ...........................      $125,424     $155,404     $125,645
                                                           ========     ========     ========


Combined fixed charges and preferred stock dividends:

   Interest expense and amortization
     of debt expense ................................      $ 86,057     $ 81,456     $ 80,693

   Rental expense representative of
     interest factor ................................         1,132        1,140        1,086

   Preferred stock dividend requirement .............          --           --          3,224
                                                           --------     --------     --------

   Total combined fixed charges and preferred
     stock dividends ................................      $ 87,189     $ 82,596     $ 85,003
                                                           ========     ========     ========

Ratio of earnings to combined fixed charges
  and preferred stock dividends......................          1.44         1.88         1.48
                                                           ========     ========     ========
